Exhibit 99.1

NEWS RELEASE

For Immediate Release

CONTACT:
Investor Relations	Media Relations
Bernie Hertel	Jeff Richardson
Phone: 858-410-3101	Phone: 805-491-8313

Inovio Biomedical Appoints Dr. Michael Fons

as Vice President, Corporate Development

SAN DIEGO, August 21, 2007 — Inovio Biomedical Corporation (AMEX:INO), focused on the development of DNA vaccines for cancers and infectious diseases and a novel alternative to surgery to treat localized cancers, announced today that Michael Fons, PhD, MBA, has been promoted to Vice President, Corporate Development.

Dr. Fons has been focused on business development relating to DNA vaccines and gene therapies for the past dozen years. His experience includes technology assessments, market and competitive analyses, intellectual property management, and defining and negotiating license and other corporate agreements. In the last three years, as Inovio’s Executive Director, Corporate Development, Dr. Fons has been integral in defining Inovio’s corporate strategy relating to DNA vaccines and DNA delivery. He was instrumental in securing license agreements with Wyeth, VGX and Tripep and collaborations with the National Cancer Institute, International Aids Vaccine Initiative, and US Army (funded by the US Department of Defense), as well as acquiring valuable intellectual property assets from Valentis. He also helped establish a strong standard for the management of Inovio’s corporate relationships.

Dr. Fons previously held business development roles with Vical, Valentis, and GeneMedicine. He is an Adjunct Associate Professor of Microbiology and Immunology with the University of Texas Medical Branch. Dr. Fons is a published author of 24 papers in scientific journals and numerous book chapters.

“Inovio’s DNA delivery technology may help to significantly extend the boundaries of conventional vaccine development. Mike has shown the leadership, execution skills, knowledge and passion necessary to advance Inovio’s business opportunities in the vaccine space and we are pleased to see him in this new role,” said Dr. Avtar Dhillon, president and CEO.

About Inovio Biomedical Corporation

Inovio Biomedical (AMEX: INO) is focused on developing multiple DNA-based immunotherapies and commercializing its Selective Electrochemical Tumor Ablation (SECTA) therapy. Inovio is a leader in developing human applications of electroporation, which uses brief, controlled electrical pulses to increase cellular uptake of a useful biopharmaceutical. In the case of DNA vaccines, Inovio’s technology has shown it can significantly increase levels of gene expression and immune response. Inovio’s immunotherapy partners include Merck, Wyeth, Vical, University of Southampton, Moffitt Cancer Center, and the U.S. Army, with four DNA-based immunotherapies in Phase I clinical studies. The SECTA therapy for locally treating solid tumors is designed to selectively kill cancerous cells and minimize cosmetic or functional detriments often caused by surgical removal of predominantly healthy tissue typically treated around a tumor. Inovio’s technology is protected by an extensive patent portfolio covering in vivo electroporation. More information is available at www.inovio.com.

11494 Sorrento Valley Road • San Diego, California 92121-1318

Telephone: (858) 597-6006 • Fax: (858) 597-0451 • Email: investor.relations@inovio.com

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This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs (including, but not limited to, the fact that pre-clinical results referenced in this release may not be indicative of results achievable from testing in humans and that results from one study may necessarily not be reflected or supported by the results of other similar studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of Inovio’s technology as a delivery mechanism, the availability or potential availability of alternative therapies or treatments for the conditions targeted by Inovio or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that Inovio and its collaborators hope to develop, evaluation of potential opportunities, issues involving patents and whether they or licenses to them will provide Inovio with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether Inovio can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2006, our 10-Q for the six months ended June 30, 2007,  and other regulatory filings. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market licensed products.